Exhibit 10.2

AMENDMENT NO. 4 TO AFFILIATION AGREEMENT
This AMENDMENT NO. 4 (this “Amendment”) to the Affiliation Agreement, dated as of April 28, 2011 (the “Affiliation Agreement”), by and between Total Gas & Power USA, SAS, a société par actions simplifiée organized under the laws of the Republic of France (“Parent”), and SunPower Corporation, a Delaware corporation (the “Company”), is made and entered into as of August 10, 2012 by and between Parent and the Company. Capitalized terms used in this Amendment and not otherwise defined shall have the meaning given to them in the Affiliation Agreement.
W I T N E S S E T H:
WHEREAS, Parent and the Company entered into Amendment No. 3 to the Affiliation Agreement dated as of February 28, 2012 (the “Third Amendment”) which, among other things, amended the definition of “Excluded Debt Incurrence” and Parent and the Company desire to further amend the Affiliation Agreement to correct such definition to reflect the original intention of the parties in entering into the Third Amendment as set forth below.
NOW, THEREFORE, in consideration of the foregoing premises and the matters set forth herein, as well as other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound, Parent and the Company hereby agree as follows:
1.Amendment to Definitions. The definition of “Excluded Debt Incurrence” in Article I of the Affiliation Agreement is amended and restated in its entirety as follows:
“'Excluded Debt Incurrence' shall mean (i) Non-Recourse Debt and (ii) guarantees of loans to customers purchasing solar products of the Company and its Subsidiaries in accordance with that certain Agreement (Non-Recourse) between SunPower Corporation and First Technology Federal Credit Union, formerly known as Addison Avenue Federal Credit Union, dated as of April 27, 2009, as amended by that Amendment 1 dated January 28, 2011 (as further amended from time to time, “First Tech Facility”) and guarantees of loans or leases by third party lenders or lessors (as applicable) to customers purchasing or leasing solar products of the Company and its Subsidiaries subject to limitations substantially similar to the First Tech Facility, in all cases in an aggregate amount at any time outstanding not to exceed $5,000,000.”
2.Agreement. All references to the “Agreement” set forth in the Affiliation Agreement shall be deemed to be references to the Affiliation Agreement as amended pursuant to this Amendment.
3.Headings. The headings set forth in this Amendment are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Amendment or any term or provision hereof.

4.Confirmation of the Affiliation Agreement. Article I shall be deemed modified as of the date of the Third Amendment. Other than as expressly modified pursuant to this Amendment, all provisions of the Affiliation Agreement, as amended prior to the date of this Amendment, remain unmodified and in full force and effect.
IN WITNESS WHEREOF, the undersigned have caused this Amendment No. 4 to be executed by their respective duly authorized officers to be effective as of the date first above written.
TOTAL GAS & POWER USA, SAS
By:     /s/ Bernard Clement
Name:    Bernard Clement
Title:    President
SUNPOWER CORPORATION
By:     /s/ Chuck Boynton
Name:    Chuck Boynton
Title:    Chief Financial Officer